Exhibit 5.1

August 6, 2007

Allegro Biodiesel Corporation
6033 West Century Boulevard, Ste. 1090
Los Angeles, California 90045

Re:	Allegro Biodiesel Corporation (the "Company") Registration Statement on Form S-8 For Offering of Common Stock

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 6,592,755 shares of your common stock, $0.01 par value (the "Stock"), issuable pursuant options previously granted or to be granted in the future under the Company's Amended and Restated 2006 Incentive Compensation Plan (the "Plan").

We have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Stock, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that:

1. When the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification (or exemption therefrom) of the Stock by the appropriate authorities of the various states in which the such Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in the Registration Statement and in accordance with the provisions of the plan referenced in the Registration Statement, be validly issued, fully paid and non-assessable.

2. Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Plan and after giving due consideration to all relevant matters, determined that the execution and delivery of the Plan and the issuance of shares of the Stock thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Plan has been duly authorized, executed and delivered and the provisions of the Plan are complied with in connection with the issuance of the Stock, then the Stock will be legally issued.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ ZIMMERMANN, KOOMER, CONNOLLY, FINKEL & GOSSELIN LLP

Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP